Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated May 19, 2021, with respect to the consolidated financial statements included in the Annual Report of Allegro MicroSystems, Inc. on Form 10-K for the fiscal year ended March 26, 2021. We consent to the incorporation by reference of the said report in the Registration Statement of Allegro MicroSystems, Inc. on Form S-8 (File No. 333-249771).
/s/ GRANT THORNTON LLP
Boston, Massachusetts
May 19, 2021